Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS SECOND
QUARTER EARNINGS

July Comparable Sales Results Announced;
2005 Earnings Guidance Increased

Highlights
•	Earnings per share of $0.64 as compared to a loss of $0.15 per share in 2004
•	2005 EPS includes a $0.01 loss per share associated with the consolidation of BIBP Commodities, Inc. (BIBP) while 2004 included a $0.66 loss per share from BIBP
•	55 restaurant openings and 25 closures during the quarter
•	Domestic system-wide comparable sales for the quarter increased 6.1%
•	Domestic system-wide comparable sales for July increased 2.7%
•	Year-to-date cash flow from operations of $37.8 million vs. $6.1 million for the comparable period in 2004 (including BIBP results in both periods)
•	2005 earnings guidance (before consolidation of BIBP) increased to the range of $2.42 to $2.48 per share from $2.35 to $2.41 per share

Louisville, Kentucky (August 2, 2005) - Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $242.1 million for the second quarter of 2005, representing an increase of 5.3% from revenues of $230.0 million for the same period in 2004. Net income for the second quarter of 2005 was $10.9 million, or $0.64 per share, (including a net loss of $117,000, or $0.01 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity) compared to last year’s net loss of $2.6 million, or a loss per share of $0.15 (including a net loss of $11.5 million, or $0.66 per share, from the consolidation of BIBP).

Revenues were $494.5 million for the six months ended June 26, 2005, representing an increase of 5.9% from revenues of $466.9 million for the same period in 2004. Net income for the six months ended June 26, 2005 was $20.8 million, or $1.24 per share (including a net loss of $1.1 million, or $0.06 per share, from the consolidation of BIBP), compared to last year’s net income of $5.9 million, or $0.33 per share (including a net loss of $12.5 million, or $0.70 per share, from the consolidation of BIBP). The 2005 operating results also include a Q1 pre-tax charge of $925,000 ($0.03 per share) associated with the closing of one of our commissary facilities.

Revenues Comparison

The primary factors impacting the year-over-year increases in revenues for the three- and six-month periods ended June 26, 2005 were an increase in comparable sales for our company-owned restaurants (see more detailed information below) and the favorable impact of higher commodity prices, primarily cheese, on commissary sales.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the second quarter of 2005 was $17.3 million compared to a pre-tax loss of $4.1 million for the corresponding period in 2004. For the six months ended June 26, 2005, pre-tax income was $33.1 million compared to $9.5 million for the corresponding period in 2004. Excluding the impact of the consolidation of BIBP, second quarter 2005 pre-tax income was $17.4 million, an increase of $3.2 million over 2004 comparable results, and pre-tax income for the six months ended June 26, 2005 was $34.9 million, an increase of $5.4 million over 2004 comparable results. The increase of $3.2 million and $5.4 million, respectively, in pre-tax income for the three- and six-month periods ended June 26, 2005 (excluding the consolidation of BIBP) is principally due to the following:

•
Operating income at company-owned restaurants increased $3.8 million and $6.5 million for the three- and six-month periods ended June 26, 2005, respectively, primarily due to fixed cost leverage associated with the noted increase in comparable sales for the corresponding periods and improved margin from an increase in restaurant pricing (including the impact of the previously announced delivery charge implementation for the majority of company-owned restaurants in June 2005), partially offset by increased commodity costs (principally cheese).

•
Domestic franchising operating income increased $1.4 million and $2.3 million for the three- and six-month periods ended June 26, 2005, respectively, primarily as a result of increased domestic unit openings and higher royalties from the noted increases in comparable sales for the corresponding periods.

•
Commissary operating income increased $2.8 million and $4.2 million for the three- and six-month periods ended June 26, 2005, respectively, primarily due to improved operating margin and lower administrative costs. The year-to-date 2005 operating income for the commissary reporting unit includes a Q1 pre-tax charge of $925,000 associated with the closing of the Jackson, Mississippi facility at the end of March 2005.

•
The franchise insurance program (reported in the All Others segment information) incurred a loss of $150,000 and $475,000 for the three- and six-month periods ended June 26, 2005, respectively. This represented an improvement of approximately $1.0 million in pre-tax operating results for both the three- and six-month periods ended June 26, 2005, as compared to the corresponding prior year periods.

•
The favorable year-over-year impact on operating income of the above items for both the three- and six-month periods was partially offset by an increase in unallocated corporate expenses of $5.8 million and $8.6 million, consisting primarily of an increase in bonuses of $1.9 million and $3.4 million for the three- and six-month periods ended June 26, 2005, respectively, to business unit and corporate management for meeting pre-established performance goals, an increase in employee benefit costs of $1.6 million and $1.2 million for the three- and six-month periods ended June 26, 2005, respectively, (primarily payroll taxes associated with stock option exercises, an increase in the amount of FICA taxes paid on employee tips and increased health insurance costs) and increased professional fees of $700,000 and $2.2 million for the three- and six-month periods ended June 26, 2005, respectively, the majority of which related to consulting expenses associated with a project to improve the effectiveness and profitability of our franchisees. Additionally, the second quarter and year-to-date 2004 results included a $550,000 gain on the sale of unused property.

Cash Flow

Cash flow from operations increased to $37.8 million in the first six months of 2005 from $6.1 million for the comparable period in 2004. The consolidation of BIBP reduced cash flow from operations by approximately $1.8 million in 2005 and $20.0 million in 2004. The primary reasons for the $13.5 million increase in cash flow from operations in the first six months of 2005 (prior to BIBP consolidation) were the above noted increases in operating income, net of income taxes, and favorable working capital changes.

Form 10-Q Filing

See the Management Discussion & Analysis section of our second quarter Form 10-Q filed with the Securities and Exchange Commission on August 3, 2005 for additional information concerning the operating results and cash flows for the three- and six-month periods ended June 26, 2005.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the second quarter increased 6.1% (composed of a 7.6% increase at company-owned restaurants and a 5.6% increase at franchised restaurants). The second quarter of 2005 featured two system-wide national promotions supported by national television as compared to one such promotion in the second quarter of 2004. The company noted that the previously announced June 2005 implementation of delivery fees at a majority of company-owned restaurants had a low single-digit favorable impact on comparable sales for the quarter. Total system-wide international sales increased 14.2% for the second quarter of 2005, on a constant U.S. dollar basis, over the comparable period in 2004, primarily as a result of additional franchised restaurants in 2005 as compared to 2004.

Domestic system-wide comparable sales for the first six months of 2005 increased 4.9% (composed of a 5.7% increase at company-owned restaurants and a 4.6% increase at franchised restaurants). Total system-wide international sales increased 13.5% for the six months ended June 2005, on a constant U.S. dollar basis, over the comparable period in 2004.

The company today announced that domestic system-wide comparable sales for the four weeks ended July 24, 2005 increased approximately 2.7% (composed of a 8.0% increase at company-owned restaurants and a 1.0% increase at franchised restaurants). The company expects delivery charges to have a low-to-mid single-digit favorable impact on comparable sales until such time as the implementation date is lapped in June 2006. The company also announced today that the domestic system has voted to increase the contribution rate into the national marketing fund, as a percentage of unit sales, effective as of January 2006 (from the current 2.25% level to 2.60%). Total system-wide international sales for the four weeks ended July 24, 2005 increased 15.1%, on a constant U.S. dollar basis, over the comparable period last year.

During the second quarter of 2005, 55 domestic and international restaurants were opened (one company-owned and 52 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants in the United Kingdom) and 25 restaurants closed (24 franchised Papa John’s restaurants and one franchised Perfect Pizza restaurant). For the first six months of 2005, 96 domestic and international restaurants were opened (two company-owned and 91 franchised Papa John’s restaurants and three franchised Perfect Pizza restaurants) and 54 restaurants closed (48 franchised Papa John’s restaurants and six franchised Perfect Pizza restaurants). At June 26, 2005, there were 2,875 Papa John’s restaurants (571 company-owned and 2,304 franchised) operating in 49 states and 19 countries. The company is also the franchisor of 114 Perfect Pizza restaurants in the United Kingdom.

Share Repurchase Activity

The company did not repurchase any shares of common stock during the second quarter of 2005 and has not repurchased any shares subsequent to June 26, 2005. The company repurchased 403,000 shares of common stock at an average price of $34.56 per share during the first quarter of 2005. The company’s board of directors has authorized the repurchase of up to an aggregate $450.0 million of common stock through December 25, 2005. Through March 27, 2005, $434.5 million of common stock had been repurchased (representing 16.1 million shares at an average price of $26.95 per share) since the program began in 1999. Approximately 17.0 million actual shares were outstanding as of June 26, 2005, an increase of approximately 425,000 shares since March 27, 2005, due to second-quarter stock option exercise activity.

The company’s share repurchase activity during the past twelve months increased earnings per share by approximately $0.03 for the second quarter of 2005 and $0.06 on a year-to-date basis.

Update of 2005 Earnings Guidance

In connection with the first-quarter earnings release, the company previously announced an increase in the 2005 earnings per share guidance to a range of $2.35 to $2.41, excluding the impact from the required consolidation of BIBP. Based upon actual second-quarter operating results and July sales results, the company is now further increasing its 2005 EPS guidance to a range of $2.42 to $2.48. The favorable impact of the year-to-date results on full-year 2005 earnings is expected to be somewhat mitigated by the company’s plans to spend approximately $2.0 million to $3.0 million for certain marketing and other operational initiatives during the last half of 2005 on behalf of the domestic system, with resulting benefits expected to appear primarily in 2006.

The updated full-year 2005 guidance assumes that domestic comparable sales will increase 4% to 6% for the year and domestic company-owned restaurant operating margin will approximate 19.0% to 21.0% for the full year. Additionally, commissary and other operating margin is expected to approximate 8.5% to 9.0% for the full year and G&A expenses are expected to approximate 8.5% to 9.0% of total revenues for the full year. Other general expenses are expected to approximate $5.5 to $6.0 million, a $2.5 million increase from previous guidance as a result of the above-noted plans related to certain marketing and other operational initiatives. There are no other significant changes in the assumptions we provided in our press release dated December 15, 2004.

Based on actual results to date and current Chicago Mercantile Exchange (CME) milk futures market prices for the remainder of the year, the consolidation of BIBP is currently expected to increase full-year 2005 pre-tax income approximately $3.9 million (including the $1.8 million pre-tax loss incurred in the first six months of 2005) or $0.15 per share. Accordingly, the 2005 earnings guidance including the expected impact from the consolidation of BIBP is projected to be in the $2.57 to $2.63 per share range. The inherit volatility in the cheese spot market and milk futures market can lead to similar volatility in projecting the impact of the consolidation of BIBP on the company’s financial results. Accordingly, we will continue to update these projections on a quarterly basis.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in advertising, promotions and discounting by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in or sustained high levels of food, labor, utilities, fuel, employee benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about the commodities supplies; economic, political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher-than-anticipated construction costs; hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, August 3, 2005, at 10:00 AM EDT to review second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-511-7629 for participation in the question and answer session. International participants may dial 706-634-5833.

The conference call will be available for replay beginning Wednesday, August 3, 2005, at approximately Noon through Friday, August 5, 2005, at Midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 4027342). International participants may dial 706-645-9291 (passcode 4027342).

Summary Financial Data
Papa John's International, Inc.

	Three Months Ended		Six Months Ended
(In thousands, except per share	June 26,	June 27,	June 26,	June 27,
amounts)	2005	2004	2005	2004

Revenues	$242,134	$230,037	$494,508	$466,946

Income (loss) before income taxes (1)	$17,255	$(4,117)	$33,072	$9,461

Net income (loss)	$10,870	$(2,573)	$20,835	$5,913

Diluted earnings (loss) per share	$0.64	$(0.15)	$1.24	$0.33

Diluted weighted-average shares
outstanding	16,873	17,402	16,858	17,855

EBITDA (A)	$25,493	$4,456	$49,809	$26,851

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our pre-tax income (loss):

Domestic company-owned restaurants	$6,021	$2,180	$10,578	$4,115
Domestic commissaries	6,400	3,594	13,352	9,139
Domestic franchising	12,206	10,846	25,013	22,683
International	35	(49)	79	167
VIEs, primarily BIBP	(185)	(18,360)	(1,780)	(20,005)
All others	886	(153)	1,673	454
Unallocated corporate expenses (B)	(7,904)	(2,094)	(15,582)	(7,001)
Elimination of intersegment profits	(204)	(81)	(261)	(91)
Income (loss) before income taxes	$17,255	$(4,117)	$33,072	$9,461

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$25,493	$4,456	$49,809	$26,851
Income tax (expense) benefit	(6,385)	1,544	(12,237)	(3,548)
Interest expense	(1,313)	(899)	(2,815)	(2,296)
Investment income	369	143	746	284
Depreciation and amortization	(7,294)	(7,817)	(14,668)	(15,378)
Net income (loss)	$10,870	$(2,573)	$20,835	$5,913

(A)
EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)	Unallocated corporate expenses increased $5.8 million and $8.6 million for the three- and six-month periods ended June 26, 2005, respectively, consisting primarily of an increase in bonuses of $1.9 million and $3.4 million for the three- and six-month periods ended June 26, 2005, respectively, to business unit and corporate management for meeting pre-established performance goals, an increase in employee benefit costs of $1.6 million and $1.2 million for the three- and six-month periods ended June 26, 2005, respectively, (primarily payroll taxes associated with stock option exercises, an increase in the amount of FICA taxes paid on employee tips and increased health insurance costs) and increased professional fees of $700,000 and $2.2 million for the three- and six-month periods ended June 26, 2005, respectively, the majority of which related to consulting expenses associated with a project to improve the effectiveness and profitability of our franchisees. Additionally, the second quarter and year-to-date 2004 results included a $550,000 gain on the sale of unused property.

* * * *

As of July 24, 2005, Papa John’s had 2,883 restaurants (571 company-owned and 2,312 franchised) operating in 49 states and 19 countries. Papa John’s also franchises an additional 115 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$110,558	$102,271	$221,272	$208,444
Variable interest entities restaurant sales	2,293	5,045	7,460	5,045
Franchise royalties	12,908	12,120	26,273	25,031
Franchise and development fees	807	474	1,510	1,008
Commissary sales	95,496	89,615	196,408	184,151
Other sales	12,059	12,897	25,451	27,621
International:
Royalties and franchise and development fees	1,922	1,570	4,044	3,334
Restaurant and commissary sales	6,091	6,045	12,090	12,312
Total revenues	242,134	230,037	494,508	466,946

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	23,585	26,688	48,825	52,547
Salaries and benefits	34,205	32,638	68,344	66,157
Advertising and related costs	9,946	9,282	19,557	18,729
Occupancy costs	6,561	6,400	13,161	12,801
Other operating expenses	14,025	13,444	28,091	27,087
Total domestic Company-owned restaurant expenses	88,322	88,452	177,978	177,321

Variable interest entities restaurant expenses	1,931	4,681	6,543	4,681

Domestic commissary and other expenses:
Cost of sales	78,477	73,446	160,905	152,243
Salaries and benefits	7,089	7,020	14,543	14,199
Other operating expenses	12,234	14,963	26,404	29,200
Total domestic commissary and other expenses	97,800	95,429	201,852	195,642

Loss (gain) from the franchise cheese-purchasing program,
net of minority interest	(167)	13,972	842	14,344
International operating expenses	5,072	5,006	10,107	10,208
General and administrative expenses	22,330	17,575	44,058	36,109
Provision for uncollectible notes receivable	215	4	300	236
Restaurant closure, impairment and disposition losses	75	28	194	167
Other general expenses	1,063	434	2,825	1,387
Depreciation and amortization	7,294	7,817	14,668	15,378
Total costs and expenses	223,935	233,398	459,367	455,473

Operating income (loss)	18,199	(3,361)	35,141	11,473
Investment income	369	143	746	284
Interest expense	(1,313)	(899)	(2,815)	(2,296)
Income (loss) before income taxes	17,255	(4,117)	33,072	9,461
Income tax expense (benefit)	6,385	(1,544)	12,237	3,548

Net income (loss)	$10,870	$(2,573)	$20,835	$5,913

Basic earnings (loss) per common share	$0.65	$(0.15)	$1.25	$0.34
Earnings (loss) per common share - assuming dilution	$0.64	$(0.15)	$1.24	$0.33

Basic weighted-average shares outstanding	16,668	17,402	16,629	17,617
Diluted weighted-average shares outstanding	16,873	17,402	16,858	17,855

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 26,	December 26,
	2005	2004
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$21,793	$14,698
Accounts receivable	21,998	28,384
Inventories	21,847	23,230
Prepaid expenses and other current assets	11,072	15,208
Deferred income taxes	9,087	7,624
Total current assets	85,797	89,144

Investments	8,199	8,552
Net property and equipment	187,007	197,103
Notes receivable from franchisees and affiliates	7,803	6,828
Deferred income taxes	4,951	6,117
Goodwill	48,876	51,071
Other assets	14,907	15,672
Total assets	$357,540	$374,487

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,853	$35,934
Income and other taxes	14,181	17,270
Accrued expenses	44,968	44,771
Current portion of debt	63,519	15,709
Total current liabilities	149,521	113,684

Unearned franchise and development fees	8,060	8,208
Long-term debt, net of current portion	-	78,521
Other long-term liabilities	32,527	34,851
Total liabilities	190,108	235,264

Total stockholders' equity	167,432	139,223
Total liabilities and stockholders' equity	$357,540	$374,487

Note: The balance sheet at December 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 26, 2005	June 27, 2004
	(Unaudited)	(Unaudited)
Operating activities
Net income	$20,835	$5,913
Adjustments to reconcile net income to net cash
provided by operating activities:
Restaurant closure, impairment and disposition losses	194	167
Provision for uncollectible accounts and notes receivable	1,327	1,537
Depreciation and amortization	14,668	15,378
Deferred income taxes	(753)	(1,130)
Tax benefit related to exercise of non-qualified stock options	1,966	1,255
Other	1,354	696
Changes in operating assets and liabilities:
Accounts receivable	4,694	(3,683)
Inventories	1,296	(229)
Prepaid expenses and other current assets	4,272	(1,411)
Other assets and liabilities	(1,170)	(4,232)
Accounts payable	(7,944)	(4,945)
Income and other taxes	(3,088)	(5,441)
Accrued expenses	325	443
Unearned franchise and development fees	(148)	1,823
Net cash provided by operating activities	37,828	6,141

Investing activities
Purchase of property and equipment	(6,658)	(10,341)
Proceeds from sale of property and equipment	44	3,402
Purchase of investments	(5,397)	(2,180)
Proceeds from sale or maturity of investments	5,800	1,988
Loans to franchisees and affiliates	(2,770)	(2,100)
Loan repayments from franchisees and affiliates	3,630	1,733
Proceeds from divestitures of restaurants	-	78
Net cash used in investing activities	(5,351)	(7,420)

Financing activities
Net proceeds (repayments) from line of credit facility	(29,300)	32,500
Net proceeds from short-term debt - variable interest entities	225	9,557
Payments on long-term debt	-	(250)
Proceeds from issuance of common stock from treasury stock	1,000	-
Proceeds from exercise of stock options	16,857	10,254
Acquisition of treasury stock	(13,932)	(50,728)
Other	(123)	(50)
Net cash provided by (used in) financing activities	(25,273)	1,283

Effect of exchange rate changes on cash and cash equivalents	(109)	127
Change in cash and cash equivalents	7,095	131
Cash resulting from consolidation of variable interest entities	-	254
Cash and cash equivalents at beginning of period	14,698	7,071

Cash and cash equivalents at end of period	$21,793	$7,456

Restaurant Progression
Papa John's International, Inc.

	Second Quarter Ended June 26, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	569	1	2,001	274	2,845
Opened	1	-	29	23	53
Converted	-	-	-	1	1
Closed	-	-	(18)	(6)	(24)
Acquired	2	-	2	-	4
Sold	(2)	-	(2)	-	(4)
End of Period	570	1	2,012	292	2,875

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	114	114
Opened	-	-	-	2	2
Converted	-	-	-	(1)	(1)
Closed	-	-	-	(1)	(1)
End of Period	-	-	-	114	114

	Second Quarter Ended June 27, 2004
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	2	2,017	222	2,809
Opened	1	-	18	7	26
Closed	(3)	-	(51)	(10)	(64)
Acquired	-	-	-	1	1
Sold	-	(1)	-	-	(1)
End of Period	566	1	1,984	220	2,771

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	127	127
Opened	-	-	-	2	2
Closed	-	-	-	(5)	(5)
End of Period	-	-	-	124	124

Restaurant Progression
Papa John's International, Inc.

	Six Months Ended June 26, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	2	-	52	39	93
Converted	-	-	-	1	1
Closed	-	-	(37)	(11)	(48)
Acquired	2	-	2	-	4
Sold	(2)	-	(2)	-	(4)
End of Period	570	1	2,012	292	2,875

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	118	118
Opened	-	-	-	3	3
Converted	-	-	-	(1)	(1)
Closed	-	-	-	(6)	(6)
End of Period	-	-	-	114	114

	Six Months Ended June 27, 2004
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	3	-	38	19	60
Closed	(5)	-	(60)	(14)	(79)
Acquired	-	-	-	1	1
Sold	-	(1)	-	-	(1)
End of Period	566	1	1,984	220	2,771

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	135	135
Opened	-	-	-	2	2
Closed	-	-	-	(13)	(13)
End of Period	-	-	-	124	124